As filed with the U.S. Securities and Exchange Commission on April 6, 2022

Registration No. 333-252868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Skillz Inc.

(Exact name of registrant as specified in its charter)

Delaware	518210	46-2682707
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 445

San Francisco, CA 94104

Telephone: (415) 762-0511

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Paradise

Chief Executive Officer

Skillz Inc.

P.O. Box 445

San Francisco, CA 94104

Telephone: (415) 762-0511

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Telephone: (312) 558-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(de) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier. ☐

If this Form is a post-effective amendment to a registration statement foiled pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement on Form S-3 constitutes Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333-252868), which was filed on March 17, 2021 and which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2021 (the “Registration Statement”). We are filing this post-effective amendment on Form S-3 for the purpose of converting the registration statement on Form S-1 into a registration statement on Form S-3, because we are eligible to use Form S-3. This registration statement on Form S-3 contains an updated prospectus related to the offering and sale of shares that were registered for resale on the registration statement on Form S-1.

All filing fees payable in connection with the registration of the shares registered by the registration statement on Form S-1 were paid by the registrant at the time of the initial filing of such registration statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2022

PRELIMINARY PROSPECTUS

SKILLZ INC.

Up to 21,366,599 of Class A Common Stock

Up to 5,016,666 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 5,016,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the IPO (as defined below) of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”), at an exercise price of $11.50 per share of Class A common stock.

This prospectus also relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (i) 5,016,666 Private Placement Warrants, (ii) up to 5,016,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 6,350,203 shares of Class A common stock held by the Sponsor and certain of its transferees (the “Sponsor Shares”) and (iv) 9,999,730 shares of Class A common stock (including 1,427,112 shares of Class A common stock issuable upon conversion of Class B common stock, par value $0.0001 per share ) that were released from escrow on March 5, 2021 based upon the achievement of certain stock price targets (the “Earnout Shares”).

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Private Placement Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Private Placement Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock is listed on the NYSE under the symbol “SKLZ.” On April 5, 2022, the closing price of our Class A common stock was $3.05.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may use the shelf registration statement to sell shares of Class A common stock up to the amounts described in the section entitled “Selling Securityholders,” from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus, together with the information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, documents incorporated by reference herein and any appliable prospectus supplement regarding, among other things, the plans, strategies and prospects, both business and financial, of Skillz. These statements are based on the beliefs and assumptions of the management of Skillz. Although Skillz believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Skillz cannot assure you that it will achieve or realize these plans, intentions or expectations.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of Skillz to:

●	realize the benefits expected from the Business Combination (defined below);

●	effectively compete in the global entertainment and gaming industries;

●	attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform (“Developers”); and

●	comply with laws and regulations applicable to its business.

These forward-looking statements are based on information available as of the date such forward-looking statements are made , and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and the financial statements included elsewhere in this prospectus.

The Company

Skillz Inc. is a technology company that enables game developers to monetize their content through fun and fair multi- player competition. Skillz’s digital assets including the set of software development tools that allows for the creation of applications for a certain software framework, hardware platform, or video game console, a dashboard that enables developers to rapidly integrate and monitor the performance of their games, the Live Operations System and the data science technologies, which together enable Skillz to provide its monetization services to third-party game developers, help Developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide and distributes millions in prizes each month.

Stock Exchange Listing

Skillz Class A common stock is listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “SKLZ.”

Corporate Information

We were originally incorporated in the State of Delaware in January 15, 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar Business Combination with one or more businesses. Flying Eagle Acquisition Corporation—a Delaware corporation, which, after December 16, 2020, is known as Skillz, Inc. (“FEAC”)—completed its Initial Public Offering on March 5, 2020, through the sale of 69,000,000 units, each consisting of one share of FEAC Class A common stock and one-fourth (1/4th) of one public warrant of FEAC, each whole warrant exercisable for one share of FEAC Class A Common stock in accordance with its terms, at $10.00 per unit. In December 2020, FEAC consummated that certain Agreement and Plan of Merger, dated as of September 1, 2020 (the “Merger Agreement”), where our wholly-owned subsidiary merged with and into Old Skillz, with Old Skillz surviving the merger as a wholly-owned subsidiary of FEAC (the “Business Combination”). In connection with the Business Combination, we changed our name to Skillz Inc.

Our principal executive offices are located at P.O. Box 445, San Francisco, California 94104.Our telephone number is (415) 762-0511. Our website address is www.skillz.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

This prospectus relates to the issuance by us of up to an aggregate of up to 5,016,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the IPO (as defined below) of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”), at an exercise price of $11.50 per share of Class A common stock.

This prospectus also relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (i) 5,016,666 Private Placement Warrants, (ii) up to 5,016,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 6,350,203 shares of Class A common stock held by the Sponsor and certain of its transferees (the “Sponsor Shares”) and (iv) 9,999,730 shares of Class A common stock (including 1,427,112 shares of Class A common stock issuable upon conversion of Class B common stock, par value $0.0001 per share ) that were released from escrow on March 5, 2021 based upon the achievement of certain stock price targets (the “Earnout Shares”).

THE OFFERING

Issuer	Skillz Inc.

Issuance of Class A common stock

Shares of our Class A common stock to be issued upon exercise of all Private Placement Warrants and Public Warrants	5,016,666 shares

Shares of our Class A common stock outstanding prior to exercise of all warrants	291,753,871 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Resale of Class A common stock and warrants

Shares of Class A common stock offered by the Selling Securityholders (representing the Earnout Shares, the Sponsor Shares and shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants)	21,366,599 shares

Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)	5,016,666 Private Placement Warrants

Exercise price	$11.50 per share, subject to adjustment as described herein

Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution — Investors’ Rights Agreement” for further discussion.

Ticker symbol	Listed on the NYSE under the symbol “SKLZ”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS

All of the Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A common stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Our Class A common stock is currently listed on the NYSE under the symbol “SKLZ.” The closing price of the Class A common stock on April 5, 2022, was $3.05.

Holders

As of February 24, 2022, there were approximately 553 holders of record of our Class A common stock.

Such numbers do not include beneficial owners holding our securities through nominee names. Because many of our Class A shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Skillz Board at such time and subject to restriction under the indenture, dated as of December 20, 2021 among Skillz, each of the guarantors party thereto and UMB Bank, N.A. as trustee.

DILUTION

The Selling Stockholders are offering for resale up to 4,401,615 shares of common stock Class A common stock. The resale of the current outstanding shares of Class A common stock under this prospectus will not dilute the ownership interests of existing stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation of Skillz Inc. (the “Charter”), our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 635,000,000 shares, consisting of 500,000,000 shares of Class A common stock, par value $0.0001 per share, 125,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board of Directors of Skillz (the “Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Skillz, each holder of Class A common stock will be entitled, pro rata on a per share basis, to all assets of Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock then outstanding.

Other Matters

Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock will be validly issued, fully paid and nonassessable.

Class B Common Stock

Voting Rights

Holders of Class B common stock are entitled to cast 20 votes per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B common stock share ratably (based on the number of shares of Class B common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion Rights

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Skillz.

Mandatory Conversion Rights

Holders of Class B common stock shall have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)	Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)	Upon the first date on which Andrew Paradise, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively held by Mr. Paradise and his permitted transferees.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a separate class.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of Skillz, each holder of Class B common stock will be entitled, pro rata on a per share basis, to all assets of Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock then outstanding.

Preferred Stock

Our Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and to determine and fix the number of shares constituting any such class or series, the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Skillz’s assets, which rights may be greater than the rights of the holders of the common stock. We do not have any outstanding preferred stock as of the date of this prospectus.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Skillz’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A common stock.

In December 2020, we completed the transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corporation, a Delaware corporation (“FEAC”), FEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of FEAC (“Merger Sub”), Old Skillz (which we define as Skillz Inc. prior to the Business Combination and Skillz Platform Inc. after the Business Combination), and solely in his capacity as the representative of the Old Skillz stockholders, Andrew Paradise as stockholder representative (the “Merger Agreement”), including the merger of Merger Sub with and into Old Skillz, pursuant to which (i) Old Skillz survived the merger as a wholly owned subsidiary of Skillz Inc. (“New Skillz”) and (ii) the Old Skillz stockholders and the holders of Old Skillz options and warrants exchanged their Old Skillz capital stock and Old Skillz options for equity interests in New Skillz.

After the Business Combination, options to purchase shares of Old Skillz common stock that were outstanding and unexercised, whether or not then vested or exercisable, were assumed by New Skillz and were converted into options to acquire shares of New Skillz Class A common stock (other than in the case of Mr. Paradise, who received options exercisable for New Skillz Class B common stock) with the same terms and conditions as applied to the Old Skillz options immediately prior to the effective time of the Business Combination provided that the number of shares underlying such New Skillz options was determined by multiplying the number of shares of Old Skillz common stock subject to such options immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”) and the per share exercise price of such New Skillz options were determined by dividing the per share exercise price of the Old Skillz options immediately prior to the effective time by the option exchange ratio. As of December 31, 2021, unvested options to purchase 14,570,052 shares of New Skillz common stock were outstanding, with a weighted average exercise price of $14.69 per share.

The number of unvested stock options as of December 31, 2021 does not include 8.2 million shares of restricted common stock previously issued upon the early exercise of grants by certain executives.

Warrants

Public Warrants

As part of FEAC’s initial public offering, 17,250,000 Public Warrants were sold. The Public Warrants entitled the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustments. The Public Warrants were only exercisable for a whole number of shares of Class A common stock. No fractional shares were issued upon exercise of the warrants. The Public Warrants had an expiration date of 5:00 p.m. New York City time on December 16, 2025, or earlier upon redemption or liquidation. The Public Warrants were listed on the NYSE under the symbol “SKLZ.WS.”

The Company was permitted to call the Public Warrants for redemption starting anytime, in whole and not in part, at a price of $0.01 per warrant, so long as the Company provides not less than 30 days’ prior written notice of redemption to each warrant holder, and if, and only if, the reported last sale price of Class A common stock equaled or exceeded $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sent the notice of redemption to the warrant holders, provided there was an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants at such time.

On July 16, 2021, the Company announced the redemption of all Public Warrants that remained outstanding on August 16, 2021. On August 16, 2021, 5,888,294 Public Warrants remained unexercised at 5pm New York City time, and such warrants expired and were no longer exercisable, and the holders of those Public Warrants are entitled to receive only the redemption price of $0.01 per warrant. As of December 31, 2021, there were no outstanding public warrants.

Private Placement Warrants

As of December 31, 2021, there were 4,535,728 private placement warrants outstanding. The private placement warrants are not redeemable by Skillz for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by Skillz and exercisable by the holders as set forth below.

All holders of private placement warrants may pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Exclusive Forum

Our Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of Skillz, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (3) any action asserting a claim against Skillz arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Charter or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our or directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

Certain provisions of the Charter, Bylaws, and laws of the State of Delaware, where Skillz is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A common stock and the Class B common stock. Skillz believes that the benefits of increased protection give Skillz the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Skillz and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, on which our Class A common stock is listed, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Skillz by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Stock

As described above, the Charter provides for a dual class common stock structure, which provides Mr. Paradise with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Skillz or its assets.

Number of Directors

The Charter and the Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board; providing, however, that unless otherwise approved by (i) if before the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the number of directors may not exceed seven. The number of directors is currently set at seven.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Skillz with certain information. Generally, to be timely, a stockholder’s notice must be received at Skillz’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Skillz.

Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Skillz must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting, provided that prior to the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting of stockholders, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of the Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Charter provides that it may be amended by Skillz in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Skillz entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of Skillz, amendment of the Charter, amendment of the Bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

So long as any shares of our Class B common stock are outstanding, Skillz may not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class B common stock or other, powers, preferences, or special rights of the shares of Class B common stock, (2) to provide for each share of Class A common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided in the Charter or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of Class B common stock.

So long as any shares of our Class A common stock shares are outstanding, Skillz may not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class A common stock or other rights, powers, preferences, or privileges of the shares of Class A common stock or (2) to provide for each share of Class B common stock to have more than 20 votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided in the Charter or required by the DGCL.

The Charter also provides that, subject to the terms of any preferred stock, the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of Skillz are prohibited from adopting, amending, altering, or repealing the Bylaws, or to adopt any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the requisite stockholder consent.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Skillz’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since Skillz has not opted out of Section 203 of the DGCL, it applies to Skillz. As a result, this provision makes it more difficult for a person who is an “interested stockholder” to effect various business combinations with Skillz for a three-year period. This provision may encourage companies interested in acquiring Skillz to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Skillz or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that Skillz must indemnify and advance expenses to Skillz’s directors and officers to the fullest extent authorized by the DGCL. Skillz also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Skillz directors, officers, and certain employees for some liabilities. Skillz believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Skillz and its stockholders. In addition, your investment may be adversely affected to the extent Skillz pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Skillz’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Charter provide for the renouncement by Skillz of any interest or expectancy of Skillz in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Skillz who is not an employee or office of Skillz or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Skillz expressly and solely in that director’s capacity as a director of Skillz.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Skillz’s stockholders will have appraisal rights in connection with a merger or consolidation of Skillz. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Skillz’s stockholders may bring an action in Skillz’s name to procure a judgment in Skillz’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Skillz’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up 38,616,576 shares of our Class A common stock and 5,016,666 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Placement Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 291,753,871 shares of Class A common stock, 78,090,663 share of Class B common stock and 5,016,666 Private Placement Warrants outstanding, in each case as of March 10, 2021. In calculating percentages of shares of Class A common stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Securityholder’s Private Placement Warrants, if any, and did not assume the exercise of any other Selling Securityholder’s Private Placement Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Class A Common Stock Beneficially Owned prior to Offering		Private Placement Warrants Beneficially owned prior	Number of Shares of Class A Common Stock	Number of Private Placement Warrants	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	to Offering	Being Offered	Being Offered	Shares	Percent	Shares	Percent
Andrew Paradise(1)(2)	84,028,622	22.3%	—	1,407,256	—	82,621,366	21.9%	—	—
Accomplice(3)	23,717,847	6.4%	—	433,444	—	23,284,403	6.3%	—	—
Westcap(4)	22,148,502	6.0%	—	404,762	—	21,743,740	5.9%	—	—
Wildcat(5)	21,832,022	5.9%	—	398,982	—	21,433,040	5.8%	—	—
Casey Chafkin(2)	16,671,813	4.5%	—	260,856	—	16,410,957	4.4%	—	—
Telstra Ventures Fund II, LP(6)	15,496,803	4.2%	—	283,204	—	15,213,599	4.1%	—	—
UBMB, LLC(7)	14,368,562	3.9%	—	262,586	—	14,105,976	3.8%	—	—
Eagle Equity Partners II LLC(8)(9)	14,286,294	3.8%	4,266,294	14,286,294	4,266,294	—	*	—	—
Liberty Global Venture Group Ltd(10)	11,483,570	3.1%	—	209,862	—	11,273,708	3.0%	—	—
Wells Fargo Central Pacific Holdings, Inc.(11)	5,090,561	1.4%	—	93,030	—	4,997,531	1.4%	—	—
32 Equity LLC(12)	4,765,953	1.3%	—	87,098	—	4,678,855	1.3%	—	—
Highline Investments LLC(13)	4,449,959	1.2%	—	81,322	—	4,368,637	1.2%	—	—
Founders Circle Capital(14)	4,133,377	1.1%	—	75,536	—	4,057,841	1.1%	—	—
KPC Venture Capital LLC(15)	3,664,699	1.0%	—	66,972	—	3,597,727	1.0%	—	—
Proof Skillz, LLC(16)	3,443,370	*	—	62,926	—	3,380,444	*	—	—
SMALLCAP World Fund, Inc.(17)	3,443,370	*	—	57,694	—	3,099,282	*	—	—
RMG Growth Partners LLC(18)	3,095,304	*	—	56,566	—	3,038,738	*	—	—
Miriam Aguirre(2)	2,748,256	*	—	6,692	—	2,741,564	*	—	—
Griffin Gaming Partners, L.P.(19)	2,373,186	*	—	43,360	—	2,329,816	*	—	—
Bryn Mawr Trust Company of Delaware, As Trustee of The Jeremy Paradise Dynasty Trust Agreement(20)	1,825,159	*	—	33,354	—	1,791,805		—	—
Kent Wakeford(2)	1,682,655	*	—	30,750	—	1,651,905	*	—	—
Kwidnet Holdings LLC(21)	1,483,323	*	—	27,106	—	1,456,217	*	—	—
American Funds Insurance Series — Global Small Capitalization Fund(17)	1,425,130	*	—	26,054	—	1,399,676	*	—	—
Nextview Ventures, L.P.(22)	1,278,566	*	—	23,364	—	1,255,202	*	—	—
Two R LLC(15)	1,263,279	*	—	23,086	—	1,240,193	*	—	—
Bryn Mawr Trust Company of Delaware, As Trustee of The Andrew Paradise Dynasty Trust Agreement(20)	1,086,529	*	—	19,856	—	1,066,673	*	—	—
Agman Investments LLC(23)	975,411	*	—	17,824	—	957,587	*	—	—
Kraft Group(15)	951,144	*	—	17,382	—	933,762	*	—	—
Integrated Core Strategies (US) LLC(24)	939,878	*	349,038	939,878	349,038	—	*	—	—
Astarlis SPVI LLC(19)	925,799	*	—	16,918	—	908,881	*	—	—
Jones I Trust	913,208	*	—	16,688	—	896,520	*	—	—
Shawn Samuel	886,447	*	—	16,198	—	870,249	*	—	—

	Shares of Class A Common Stock Beneficially Owned prior to Offering		Private Placement Warrants Beneficially owned prior	Number of Shares of Class A Common Stock	Number of Private Placement Warrants	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	to Offering	Being Offered	Being Offered	Shares	Percent	Shares	Percent
Mark Jung	767,523	*	—	14,026	—	753,497	*	—	—
Sazes Partners, LP(25)	750,315	*	—	13,712	—	736,603	*	—	—
Jason Petralia	740,793	*	—	13,538	—	727,255	*	—	—
Accomplice Skillz 2020 Investors, LLC(26)	708,840	*	—	12,954	—	695,886	*	—	—
The Hawkins Trust, Dated 5/20/2020(27)	705,277	*	—	12,888	—	692,389	*	—	—
Eric Cooper	677,171	*	—	12,374	—	664,797	*	—	—
Proof I, LLC(16)	626,862	*	—	11,454	—	615,408	*	—	—
Wakeford 2018 Irrevocable Trust(28)	608,804	*	—	11,124	—	597,680	*	—	—
ATEL Ventures, Inc.(29)	589,574	*	—	10,774	—	578,800	*	—	—
Zack Garbowitz	568,158	*	—	9,614	—	558,544	*	—	—
Orlyn Reese	550,298	*	—	10,056	—	540,242	*	—	—
Proof Skillz II, LLC(16)	477,037	*	—	11,454	—	615,408	*	—	—
Magnetar Constellation 1(30)	476,857	*	177,088	476,857	177,088	—	*	—	—
SVB Financial Group(31)	460,542	*	—	8,416	—	452,126	*	—	—
Robert Knight	449,966	*	—	6,720	—	443,246	*	—	—
Michael S. Chester	445,968	*	—	8,150	—	437,818	*	—	—
Stefan Gerhard	417,315	*	—	6,448	—	410,867	*	—	—
Jiwei Wu	409,111	*	—	7,476	—	401,635	*	—	—
Matthew Grunwald	408,488	*	—	7,038	—	401,450	*	—	—
Anthony Jacobson	404,752	*	—	7,396	—	397,356	*	—	—
Kevin A. Quinn	387,877	*	—	7,088	—	380,789	*	—	—
Jonathan Flesher	381,263	*	—	6,966	—	374,297	*	—	—
Elliott Kaplan	362,891	*	—	6,630	—	356,261	*	—	—
Genki Advisory LLC(32)	361,994	*	—	6,614	—	355,380	*	—	—
John Pomerance	355,077	*	—	6,488	—	348,589	*	—	—
Greg Herlihy	353,158	*	—	46	—	353,112	*	—	—
Thomas Fallon	349,785	*	—	4,514	—	345,271	*	—	—
Harvest Growth Capital III LLC(33)	327,833	*	—	5,990	—	321,843	*	—	—
Jonathan A. Kraft 1996 Family Trust(15)	312,142	*	—	5,704	—	306,438	*	—	—
Paul Reese	310,612	*	—	5,676	—	304,936	*	—	—
Scott Knight	302,255	*	—	5,522	—	296,733	*	—	—
David Mok	300,264	*	—	5,486	—	294,778	*	—	—
Sterling Venture Fund I, LLC(34)	300,125	*	—	5,484	—	294,641	*	—	—
Richard Hung	294,509	*	—	4,698	—	289,811	*	—	—
Karen Bedrosian Separate Property Trust(35)	291,819	*	—	5,332	—	286,487	*	—	—
Westriver Innovation Lending Fund VIII, L.P.(36)	279,034	*	—	5,098	—	273,936	*	—	—

	Shares of Class A Common Stock Beneficially Owned prior to Offering		Private Placement Warrants Beneficially owned prior	Number of Shares of Class A Common Stock	Number of Private Placement Warrants	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	to Offering	Being Offered	Being Offered	Shares	Percent	Shares	Percent
Stephen Yu	273,994	*	—	5,006	—	268,988	*	—	—
JWN Holdings Limited(37)	272,469	*	—	4,978	—	267,491	*	—	—
Michael Baker	272,469	*	—	4,978	—	267,491	*	—	—
Thomas Koning	264,913	*	—	4,584	—	260,329	*	—	—
Griffin Gaming Partners Side Fund, L.P.(19)	263,683	*	—	4,818	—	258,865	*	—	—
Telstra Ventures Fund II Sidecar, L.P.(6)	240,386	*	—	4,392	—	235,994	*	—	—
Rebecca Fenstermaker	218,459	*	—	3,992	—	214,467	*	—	—
Founders Circle Capital II Affiliates Fund L.P.(14)	213,273	*	—	3,896	—	209,377	*	—	—
SterlingVC II LLC(34)	196,141	*	—	3,584	—	192,557	*	—	—
Justin Sampson	160,839	*	—	2,298	—	158,541	*	—	—
Charlotte Edelman	160,753	*	—	2,936	—	157,817	*	—	—
Magnetar Constellation 2(30)	159,403	*	59,197	159,403	59,197	—	*	—	—
Marcia Pomerance	158,745	*	—	2,900	—	155,845	*	—	—
Magnetar Xing He Master(30)	153,350	*	57,692	155,350	57,692	—	*	—	—
Magnetar Structured Credit(30)	151,842	*	43,144	151,842	43,144	—	*	—	—
Sam Baker	148,895	*	—	2,510	—	146,385	*	—	—
Magnetar SC Fund Ltd(30)	137,245	*	64,213	137,245	64,213	—	*	—	—
Michael Yorg	132,041	*	—	2,412	—	129,629	*	—	—
Ralph Maccarino	129,423	*	—	2,364	—	127,059	*	—	—
Hopeann Pettway	128,591	*	—	2,178	—	126,413	*	—	—
Justin Wong	121,425	*	—	1,448	—	119,977	*	—	—
Pacwest Bancorp	116,796	*	—	2,134	—	114,662	*	—	—
Christopher Harrison	114,706	*	—	2,096	—	112,610	*	—	—
Kevin Babb	113,832	*	—	1,298	—	112,534	*	—	—
Roxana Bostwick	111,261	*	—	1,916	—	109,345	*	—	—
Dennis Zografos	99,512	*	—	1,818	—	97,694	*	—	—
David Swift	98,450	*	—	1,798	—	96,652	*	—	—
Andrew Miller	98,070	*	—	1,792	—	96,278	*	—	—
Charles Christopher Post	95,526	*	—	1,744	—	93,782	*	—	—
David Hu	94,946	*	—	1,560	—	93,386	*	—	—
Drew Denbo	94,309	*	—	1,176	—	93,133	*	—	—
Long Nguyen	93,266	*	—	508	—	92,758	*	—	—
Kathleen Kaminski	91,769	*	—	1,676	—	90,093	*	—	—
Kay2 Ventures LLC(38)	91,510	*	—	1,672	—	89,838	*	—	—
Favian Garcia	86,920	*	—	990	—	85,930	*	—	—
Zach Simon	85,786	*	—	1,566	—	84,220	*	—	—
Christopher Dewing	84,511	*	—	1,288	—	83,223	*	—	—

	Shares of Class A Common Stock Beneficially Owned prior to Offering			Private Placement Warrants Beneficially owned prior	Number of Shares of Class A Common Stock	Number of Private Placement Warrants	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold			Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent		to Offering	Being Offered	Being Offered	Shares	Percent		Shares	Percent
Brian Mahoney	83,677	*		—	1,340	—	82,337	*		—	—
Barry Dorf	82,439	*		—	1,506	—	80,933	*		—	—
Zachary Wechsler	82,355	*		—	1,108	—	81,247	*		—	—
Steve Brancale	80,657	*		—	1,474	—	79,183	*		—	—
Eric Thompson	77,903	*		—	1,252	—	76,651	*		—	—
Mike Vorhaus	77,306	*		—	1,412	—	75,894	*		—	—
Garrett Rich	76,872	*		—	1,404	—	75,468	*		—	—
Charles J. Wolf Jr.	75,834	*		—	1,384	—	74,450	*		—	—
Kennen Williams	75,834	*		—	1,384	—	74,450	*		—	—
Jordan Bergstein	73,551	*		—	1,344	—	72,207	*		—	—
Vikram Rao	70,124	*		—	974	—	69,150	*		—	—
Elizabeth Renn	69,944	*		—	1,204	—	68,740	*		—	—
Joshua Kazam	20,000	*		100,000	20,000	100,000	—	*		—	—
Laurence E Paul	20,000	*		333,333	20,000	333,333	—	*		—	—
Scott Delman	20,000	*		100,000	20,000	100,000	—	*		—	—
Other Securityholders(39)	3,684,015	*	%	633,334	58,690	633,334	3,625,325	*	%	—	—
Total	303,309,113	81.5%		5,016,666	21,366,599	5,016,666	281,942,514	75.8%		—	—

*	Denotes less than 1%.

(1)	Represents of Class A common stock issuable upon conversion of shares of Class B common stock held by such holder.

(2)	The business address of such holder is P.O. Box 445, San Francisco, CA 94104.

(3)	Atlas Venture Fund IX, L.P. (“Atlas IX”) holds shares directly in Skillz. Atlas Venture Associates IX, L.P. (“AVA IX LP”) is the sole general partner of Atlas IX. Atlas Venture Associates IX, LLC (“AVA IX LLC”) is the sole general partner of AVA IX LP. Each of Atlas IX, AVA IX LP and AVA IX LLC disclaims beneficial ownership of all shares except to the extent of its pecuniary interest, if any, therein. The business address of each of Atlas IX,AVAIXLP and AVAIXLLC is c/o Accomplice, 56 Wareham Street, Floor 3, Boston, MA 02118.

(4)	Includes shares held by WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC, WestCap Skillz 2020-A, LLC, WestCap Skillz 2020-A1, LLC and WestCap Skillz 2020, LLC. WestCap Management, LLC is the managing member of each of WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC, WestCap Skillz 2020-A1, LLC and WestCap Skillz 2020, LLC. Laurence A. Tosi is the sole owner of WestCap Management, LLC. Each of Mr. Tosi and WestCap Management, LLC has voting and dispositive power over, and may be deemed to beneficially own, the shares held by WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC, WestCap Skillz 2020-A1, LLC and WestCap Skillz 2020, LLC. Each of Mr. Tosi and WestCap Management, LLC expressly disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The business address of each of Mr. Tosi and WestCap Management, LLC is 590 Pacific Avenue, San Francisco, California 94133.

(5)	Wildcat Capital Management, LLC (“Wildcat”) has voting and dispositive power over the shares held by Bonderman Family Limited Partnership (“BFLP”) pursuant to BFLP’s limited partnership agreement and an investment management agreement to which Wildcat and BFLP are parties. Leonard Potter is the sole member of, and is an officer of, Wildcat. Each of Wildcat and Mr. Potter may be deemed to be beneficially own the shares held by BFLP and expressly disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for BFLP is 301 Commerce Street, Suite 3150, Fort Worth, Texas 76102.

(6)	The business address of such holder is North Suite 2 Town Mills, Rue du Pre St. Peter Port, Guernsey, GY1 1LT 0.

(7)	The business address of such holder is 40 Beacon Street #3, Boston, MA 2108.

(8)	The business address of Eagle Equity Partners II LLC is 2121 Avenue of the Stars, Suite 2300, Los Angeles, California 90067.

(9)	Amount includes 5,000,000 shares of Class A common stock released from escrow pursuant to the Earnout Escrow Agreement and 4,266,294 Private Placement Warrants.

(10)	The business address of such holder is 161 Hammersmith Road, London, United Kingdom, W6 8BS.

(11)	The business address of such holder is 333 Market St., 18th Floor, San Francisco, CA, 94105.

(12)	The business address of such holder is 345 Park Avenue, New York, NY, 10154.

(13)	The business address of such holder is 200 Clarendon Street, 59th Floor, Boston, MA, 2116.

(14)	The business address of such holder is 1999 S. Bascom Ave., #700, Campbell, CA, 95009

(15)	The business address of such holder is The Kraft Group, One Patriot Place, Foxbrough, MA, 2035.

(16)	The business address of such holder is 11911 Freedom Dr. #1080, Reston, VA, 20190.

(17)	The business address of such holder is 333 South Hope St., 54th Floor, Los Angeles, CA 90071.

(18)	The business address of such holder is 13 Radcliff Rd, Bala Cynwyd, PA, 19004.

(19)	The business address of such holder is 1501 Colorado Ave, Ste B, Santa Monica, CA, 90404.

(20)	The business address of such holder is 20 Montchanin Road, Suite 100 Greenville, DE 19807.

(21)	The business address of such holder is 200 Clarendon Street, 59th Floor, Boston, MA, 2116.

(22)	The business address of such holder is 179 Lincoln Street, Suite 404, Boston, MA, 2111.

(23)	The business address of such holder is 10 E Ohio Street, 2nd Floor, Chicago, IL, 60611.

(24)	The business address of such holder is 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(25)	The business address of such holder is 11 West 42nd Street, 9th Floor, New York, NY, 10036.

(26)	The business address of such holder is 56 Wareham Street, 3rd Floor, Boston, MA, 2118.

(27)	The business address of such holder is 1002 Roble Ln, Santa Barbara, CA, 93103.

(28)	The business address of such holder is 210 East 39th St, #1701, New York, NY, 10016.

(29)	The business address 600 Montgomery Street, 9th Floor San Francisco CA 94111.

(30)	The business address of each of these entities is 1603 Orrington Avenue, Floor 13, Evanston, Illinois 60201.

(31)	The business address of such holder is 80 E Rio Salado Pkwy, Ste 600, Tempe, AZ, 85281.

(32)	The business address of such holder is 1 Park Place, Short Hills, NJ, 7078.

(33)	The business address of such holder is 600 Montgomery Street, Ste 1100, San Francisco, CA, 94111.

(34)	The business address of such holder is 111 Great Neck Road, Suite 408, Great Neck, NY, 11021.

(35)	The business address of such holder is 2934 1/2 N. Beverly Glen Circle, Unit 347, Los Angeles, CA, 90077.

(36)	The business address of such holder is 920 5th Avenue, Suite 3450, Seattle, WA, 98104.

(37)	The business address 170-422 Richards Street Vancouver, BC V6B2Z4.

(38)	The business address of such holder is 23679 Calabasas Rd, Ste 126, Calabasas, CA, 91303.

(39)	Consists of additional Selling Securityholders, who as a group, hold less than 1% of the outstanding shares of Skillz common stock.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Skillz Class A common stock, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our securities pursuant to this offering and hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;
•	broker-dealers;
•	governments or agencies or instrumentalities thereof;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	persons that actually or constructively own five percent or more (by vote or value) of our shares;
•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	insurance companies;
•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;
•	persons holding our securities shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;
•	controlled foreign corporations; and
•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non- U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON- INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States as determined for United States federal income tax purposes;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Skillz Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Skillz Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock. Upon a sale or other taxable disposition of our Skillz Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Skillz Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non- corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Skillz Class A common stock generally will equal the U.S. Holder’s acquisition cost, less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•	a foreign corporation; or
•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. Holder of shares of our Skillz Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Skillz Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Skillz Class A Common Stock ” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Skillz Class A Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities shares unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our securities, and, in the case where shares of our New Skillz Class A common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our New Skillz Class A common stock at any time within the shorter of the five- year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Skillz Class A common stock. There can be no assurance that our Skillz Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder on the sale, exchange or other disposition of our Skillz Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Skillz Class A common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Skillz Class A common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our New Skillz Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Skillz Class A common stock held by an investor that is a non- financial Non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

Possible Legislative Tax Changes

The foregoing summary of federal income tax law reflects provisions of recent legislation. However, because, Treasury Regulations and other official interpretations have not been issued with respect to a number of such provisions, their meaning is uncertain. In addition, legislation has been or may be proposed in Congress that might have a substantial and adverse effect on U.S and Non-U.S. Holders. U.S. and Non-U.S. Holders should consult with their own professional advisers as to all current and possible future proposals with respect to federal, state and local tax legislation and the effect, if any, that such legislation may have on an investment in our common stock. In addition, the U.S. federal income tax rate (and any other applicable tax rates) may increase during the ownership of the common stock and negatively affect the after-tax returns of the U.S. and Non-U.S. Holders. Among other proposed tax changes, the current U.S. presidential administration has proposed increasing the U.S. corporate income tax from its current 21% rate.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 5,016,666 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants. We are also registering the resale by the Selling Securityholders of up to 5,016,666 Private Placement Warrants and 16,349,933 additional shares of our Class A common stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the NYSE;
•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	short sales;
•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;
•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or agents;
•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•	in privately negotiated transactions;
•	in options transactions; and
•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Certain of our stockholders have entered into lock-up agreements.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants may exercise its Private Placement Warrants in accordance with the Warrant agreements on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Private Placement Warrant agreements.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Eighth Amended and Restated Investors’ Rights Agreement, dated as of September 1, 2020 and effective at (but subject to) the Closing, by and among Skillz, FEAC, certain holders of Skillz Class A common stock, the Skillz Class B common stock and each other class or series of capital stock of Skillz (including preferred stock) and certain FEAC Stockholders to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold, transferred, disposed of or exchanged in accordance with the registration statement.

Investors’ Rights Agreement

In connection with the closing of the Business Combination, certain FEAC stockholders and certain Old Skillz stockholders entered into an investors’ rights agreement (the “Investor Rights Agreement”) pursuant to which we are required to register for resale securities held by the stockholders party thereto. We have no obligation to facilitate more than one demand, made by Eagle Equity Partners II LLC, or its affiliates, that we register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by us. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Investors’ Rights Agreement. The Investors’ Rights Agreement also restricts the ability of each stockholder who is a party thereto to transfer its shares of Skillz common stock for a period of two years following the closing of the Business Combination, subject to certain permitted transfers. In general, 1,500,000 shares of New Skillz common stock held by each stockholder who is a party to the Investors’ Rights Agreement and its affiliates will be released from the transfer restrictions each quarter beginning on the date that is six months following the closing of the Business Combination.

LEGAL MATTERS

Winston & Strawn LLP has passed upon the validity of the Skillz Class A common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Skillz Inc. appearing in Skillz Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Skillz Inc.'s internal control over financial reporting as of December 31, 2021 (excluding the internal control over financial reporting of Aarki Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Skillz Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Aarki Inc. from the scope of such firm's audit of internal control over financial reporting, and which conclude, among other things, that Skillz Inc. did not maintain effective internal control over financial reporting as of December 31, 2021, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On December 16, 2020, the Board approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Withum Smith+Brown, PC (“WSB”) served as independent registered public accounting firm of FEAC prior to the Business Combination. Accordingly, WSB was informed that it would be replaced by EY as the Company’s independent registered public accounting firm.

The reports of WSB on FEAC’s, the Company’s legal predecessor, balance sheet as of January 24, 2020 and the statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from January 15, 2020 (date of inception) through September 30, 2020, there were no disagreements between the Company and WSB on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WSB, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the period from January 15, 2020 (date of inception) through September 30, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from January 15, 2020 (inception) to the date the Board approved the engagement of EY as the Company’s independent registered public accounting firm, FEAC did not consult with EY on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on FEAC’s consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

The Company provided WSB with a copy of the foregoing disclosures and requested that WSB furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of WSB’s letter, dated December 21, 2020, is filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy information and information statements and other information about issuers such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We also maintain an internet website at www.skillz.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC, but do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in the prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual document for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC's website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

∙              our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;

∙              our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 14, 2021, the quarter ended June 30, 2021, filed with the SEC on August 10, 2021, the quarter ended September 30, 2021, filed with the SEC on November 9, 2021;

∙              the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2022;

∙              our Current Reports on Form 8-K filed with SEC on February 23, 2022 and March 18, 2022;

∙              the description of our Class A common stock in the registration statement on Form 8-A, dated March 4, 2020, filed pursuant to Section 12(b) of the Exchange Act, as amended by Amendment No. 1 to Form 8-A, dated December 21, 2020; AND

∙              the Unaudited Pro Forma Condensed Combined Financial Information in the registration statement on Form S-1, dated March 17, 2021.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents

SKILLZ INC.

Up to 21,366,599 Shares of Class A Common Stock
Up to 5,016,666 Warrants

PROSPECTUS

       , 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$77,401.00
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16. Exhibits and Financial Statements.

(a) Exhibits.

Exhibits.

Exhibit	Description

4.1	Form of Specimen Class A Common Stock Certificate of Skillz Inc. (incorporated by reference to Exhibit 4.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020

4.2	Warrant Agreement, dated March 5, 2020, by and between Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Flying Eagle Acquisition Corp.’s Current Report on Form 8-K filed on March 10, 2020).

5.1	Opinion of Winston & Strawn LLP (incorporated by reference to Exhibit 5.1 of Skillz Inc.’s Registration Statement on Form S-1 (File No. 333-258866), filed with the SEC on August 17, 2021).

10.1	Skillz Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Annex F of Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on September 8, 2020).

10.2	Skillz Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Annex G of Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on September 8, 2020).

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.4	Support Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp. and certain Supporting Stockholders of Skillz Inc. (incorporated by reference to Exhibit 10.3 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the SEC on September 2, 2020).

10.5	Eighth Amended and Restated Investors’ Rights Agreement, dated September 1, 2020, by and among Flying Eagle Acquisition Corp., Skillz Inc. and certain of its stockholders (incorporated by reference to Exhibit 10.2 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the SEC on September 2, 2020).

10.6†	Earnout Escrow Agreement, dated December 16, 2020 by and among Skillz Inc., Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc., Eagle Equity Partners II LLC and Continental Stock Transfer & Trust Company.

10.7	Director Nomination Agreement, dated December 16, 2020, by and between Skillz Inc. and Eagle Equity Partner II, LLC (incorporated by reference to Exhibit 10.7 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.8	Note Cancellation Agreement dated as of December 16, 2020 by and between Skillz Inc. and Andrew Paradise (incorporated by reference to Exhibit 10.8 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.9	Note Cancellation Agreement dated as of December 16, 2020 by and between Skillz Inc. and Casey Chafkin (incorporated by reference to Exhibit 10.9 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.10†*	Amendment to Skillz Online Developer Terms and Conditions of Service, dated January 15, 2020, by and between Skillz Inc and Tether Studios, Inc. (incorporated by reference to Exhibit 10.9 of Amendment No. 2 to Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on November 2, 2020).

10.11	Form of Option Agreement (incorporated by reference to Exhibit 10.11 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.12	Skillz Inc. Executive Severance and Change in Control Plan (incorporated by reference to Exhibit 10.12 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.13	Form of Severance Plan Participation Agreement (incorporated by reference to Exhibit 10.13 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.14	Investor Rights Agreement dated September 1, 2020 by and among Flying Eagle Acquisition Corp., Skillz Inc., and the stockholders named therein (incorporated by reference to Exhibit 10.14 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.15	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on February 25, 2021).

10.16	Underwriting Agreement, dated March 18, 2021, by and among Skillz Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein, and certain selling stockholders of the Company named therein (incorporated by reference to Exhibit 1.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on March 23, 2021).

10.17	Merger Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp., FEAC Merger Sub Inc., Skillz Inc., and Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc. (incorporated by reference to Exhibit 2.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on September 2 2, 2020)

10.18	Agreement and Plan of Merger, dated as of June 1, 2021, by and among Skillz Inc., Spades Merger Sub I, Spades Merger Sub II, Aarki Inc. and Shareholder Representative Services (incorporated by reference to Exhibit 2.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on June 2, 2021).

10.19	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 of Skillz Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021).

10.20	CEO Performance Stock Unit Award Agreement, dated September 14, 2021(incorporated by reference to Exhibit 10.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on September 20, 2021).

10.21	Indenture, dated as of December 20, 2021, among Skillz Inc., each of the guarantors party thereto and UMB Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 20, 2021).

10.22	Form of 10.250% Note due 2026 (incorporated by reference to Exhibit 4.2 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 20, 2021).

Exhibit	Description

16.1	Letter from Withum Smith+Brown, PC to the SEC, dated December 21, 2020 (incorporated by reference to Exhibit 16.1of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Skillz Inc.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of Skillz Inc.’s Registration Statement on Form S-1 (File No. 333-258866), filed with the SEC on August 17, 2021).

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a) (5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	(To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 6, 2022.

SKILLZ INC.

By:	/s/ Andrew Paradise
Andrew Paradise
Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Andrew Paradise and Casey Chafkin, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Paradise	Chief Executive Officer and Chairman	April 6, 2022
Andrew Paradise	(Principal Executive Officer)

/s/ Ian Lee	Chief Financial Officer	April 6, 2022
Ian Lee	(Principal Financial Officer)

/s/ Stanley Mbugua	Chief Accounting Officer	April 6, 2022
Stanley Mbugua	(Principal Accounting Officer)

*
Casey Chafkin	Chief Revenue Officer and Director	April 6, 2022

*
Jerry Bruckheimer	Director	April 6, 2022

*
Christopher Gaffney	Director	April 6, 2022

*
Vandana Mehta-Krantz	Director	April 6, 2022

*
Harry E. Sloan	Director	April 6, 2022

*
Kent Wakeford	Director	April 6, 2022

*By:	/s/ Andrew Paradise
Andrew Paradise
Attorney-in-fact